Exhibit 99.1

ClearPoint Neuro Reports Third Quarter 2021 Results

Record Revenue Achieved; Company Reaffirms 2021 Revenue Forecast

SOLANA BEACH, CA, November 9, 2021 – ClearPoint Neuro, Inc. (Nasdaq: CLPT) (the “Company”), a global therapy-enabling platform company providing navigation and delivery to the brain, today announced financial results for its third quarter ended September 30, 2021.

Third Quarter Highlights

•	Reported record revenue of $4.6 million, a 30% year-over-year increase;
•	Increased biologics and drug delivery revenue to $2.1 million, a 39% year-over-year increase;
•	Achieved additional biologics and drug delivery relationships, bringing current count of active partners to approximately 40;
•	Initiated development program for a navigation and delivery system for Brain-Computer Interfaces;
•	Supported 227 cases despite the impact of the Delta variant on elective procedures, a 14% year-over-year increase; and
•	Launched Patient Education Program to increase awareness around DBS options, including awake MER-guided procedures and MRI-guided procedures under general anesthesia.

Business Outlook

•	The Company continues to estimate total case volume support to be in the range of 900 – 1000 for 2021; and
•	The Company continues to estimate revenue to be between $16.0 and $17.5 million for 2021.

“The ClearPoint Neuro Team continued to execute against our four-pillar growth strategy in the third quarter and celebrated a number of successes along the way”, commented Joe Burnett, President and CEO. “First, we achieved record revenue in both Functional Neurosurgery Navigation and Biologics & Drug Delivery, yielding total revenue of $4.6 M which represents year-over-year growth of 30% growth. These results are in spite of the postponement of numerous elective procedures due to the rise of the Delta Variant which adversely impacted case volume in August and September. The majority of our impacted centers have again scheduled cases starting in October. Our Biologics and Drug Delivery Team, driven by the expansion of pre-clinical services and placements in Europe have added additional pharma partners to our ‘active’ list, bringing the total number of active relationships to approximately 40. We have started development of our navigation system for Brain Computer Interface placements, leveraging the ClearPoint platform and expect to have functional prototypes for pre-clinical testing in the second half of 2022. We also made progress across all of our previously announced development programs, with timeline estimates remaining intact. Very importantly, we utilized a portion of the capital we raised last February to invest in innovation and expand our market presence by hiring 18 talented engineers, programmers, researchers, and clinical specialists. Our ability to attract talent I believe demonstrates the excitement our team generates, and the recognition of the important work that we are doing.”

Financial Results – Quarter Ended September 30, 2021

Total revenue was $4.6 million for the three months ended September 30, 2021, and $3.5 million for the three months ended September 30, 2020, which represents an increase of $1.1 million, or 30%.

Functional neurosurgery navigation revenue, which consists of disposable product commercial sales and services related to cases utilizing the ClearPoint system, increased 17% to $2.2 million for the three months ended September 30, 2021, from $1.8 million for the same period in 2020.

Biologics and drug delivery revenue, which includes sales of disposable products and services related to customer-sponsored clinical trials utilizing our products, increased 39% to $2.1 million for the three months ended September 30, 2021, from $1.5 million for the same period in 2020. This increase was due to (a) a higher number of biologic and drug delivery partners and (b) the resumption of investments in pre-clinical research and clinical trials by our biologics and drug delivery customers.

Capital equipment and software revenue, consisting of sales of ClearPoint reusable hardware and software, and of related services, increased 78% to $0.4 million for the three months ended September 30, 2021, from $0.2 million for the same period in 2020.

Gross margin for the three months ended September 30, 2021, was 68%, as compared with gross margin of 74% for the same period in 2020. This decrease in gross margin was due primarily to increases in the reserve for excess and obsolete inventory and in overhead costs allocated to cost of sales during the three months ended September 30, 2021 as compared to the same period in 2020.

Research and development costs were $2.6 million for the three months ended September 30, 2021, compared to $1.1 million for the same period in 2020, an increase of $1.5 million, or 130%. This increase was due primarily to increases in personnel costs due to growth in headcount, and product and software development costs, both resulting from our efforts to expand the applications of our technological platforms. Sales and marketing expenses were $1.8 million for the three months ended September 30, 2021, compared to $1.5 million for the same period in 2020, an increase of $0.3 million, or 22%. This increase was due primarily to increases in personnel costs resulting from increases in headcount, travel expenses, and marketing activities. General and administrative expenses were $2.4 million for the three months ended September 30, 2021, compared to $1.3 million for the same period in 2020, an increase of $1.2 million, or 95%. This increase was due primarily to increases in personnel costs, share-based compensation and various professional and consulting fees.

At September 30, 2021, the Company had cash and cash equivalents totaling $57.7 million as compared to $20.1 million at December 31, 2020, with the increase resulting primarily from the completion of a public offering of the Company’s common stock in February 2021.

Teleconference Information

Investors and analysts are invited to listen to a live broadcast review of the Company's 2021 third quarter on Tuesday, November 9, 2021 at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) which may be accessed online here. Investors and analysts who would like to participate in the conference call via telephone may do so at (888) 428-7458, or at (862) 298-0702 if calling from outside the U.S. or Canada.

For those who cannot access the live broadcast, a replay will be available shortly after the completion of the call until December 9, 2021, by calling (877) 660-6853, or (201) 612-7415 if calling from outside the U.S. or Canada, and then entering conference I.D. number 413671. An online archive of the broadcast will be available on the Company's website at www.clearpointneuro.com, on the “Investor Relations” page.

About ClearPoint Neuro

ClearPoint Neuro’s mission is to improve and restore quality of life to patients and their families by enabling therapies for the most complex neurological disorders with pinpoint accuracy. Applications of the Company’s current product portfolio include deep brain stimulation, laser ablation, biopsy, neuro-aspiration, and delivery of drugs, biologics, and gene therapy to the brain. The ClearPoint® Neuro Navigation System has FDA clearance, is CE-marked, and is installed in over 60 active sites in the United States, Canada, and Europe. ClearPoint Neuro is partnered with approximately 40 biologics/pharmaceutical companies and academic centers, providing solutions for direct CNS delivery of therapeutics in pre-clinical studies and clinical trials worldwide. To date, more than 5,000 cases have been performed and supported by the Company’s field-based clinical specialist team, which offers support and services to our customers and partners worldwide. For more information, please visit www.clearpointneuro.com.

Forward-Looking Statements

Statements in this press release and in the teleconference referenced above concerning the Company’s plans, growth and strategies may include forward-looking statements within the context of the federal securities laws. Statements regarding the Company's future events, developments and future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. Uncertainties and risks may cause the Company's actual results to differ materially from those expressed in or implied by forward-looking statements. Particular uncertainties and risks include those relating to: the impact of the COVID-19 pandemic and the measures adopted to contain its spread; future revenue from sales of the Company’s ClearPoint Neuro Navigation System products; the Company’s ability to market, commercialize and achieve broader market acceptance for the Company’s ClearPoint Neuro Navigation System products; and risks inherent in the research and development of new products. More detailed information on these and additional factors that could affect the Company’s actual results are described in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, and the Company’s Quarterly Report on Form 10-Q for the three months ended June 30, 2021, both of which have been filed with the Securities and Exchange Commission, and the Company’s Quarterly Report on Form 10-Q for the three months ended September 30, 2021, which the Company intends to file with the Securities and Exchange Commission on or before November 15, 2021.

Contact:

Danilo D’Alessandro, Chief Financial Officer
(949) 900-6833

info@clearpointneuro.com

Caroline Corner, Investor Relations

ir@clearpointneuro.com

CLEARPOINT NEURO, INC.

Consolidated Statements of Operations

(Unaudited)

(Dollars in thousands, except for per share data)

	For The Three Months Ended September 30,
	2021	2020
Revenue:
Product revenue	$3,338	$2,371
Service and other revenue	1,236	1,148
Total revenue	4,574	3,519
Cost of revenue	1,486	903
Gross profit	3,088	2,616
Research and development costs	2,630	1,143
Sales and marketing expenses	1,826	1,493
General and administrative expenses	2,436	1,252
Operating loss	(3,804)	(1,272)
Other expense:
Other income (expense), net	62	(11)
Interest expense, net	(238)	(201)
Net loss	$(3,980)	$(1,484)
Net loss per share attributable to common stockholders:
Basic and diluted	$(0.18)	$(0.09)
Weighted average shares used in computing net loss per share:
Basic and diluted	22,522,460	15,724,401

	For The Nine Months Ended September 30,
	2021	2020
Revenues:
Product revenues	$8,863	$6,186
Service and other revenues	3,154	2,927
Total revenues	12,017	9,113
Cost of revenues	4,015	2,636
Gross profit	8,002	6,477
Research and development costs	6,251	2,774
Sales and marketing expenses	5,081	3,916
General and administrative expenses	6,062	3,742
Operating loss	(9,392)	(3,955)
Other income (expense):
Other (expense), net	(60)	(5)
Interest expense, net	(809)	(1,240)
Net loss	$(10,261)	$(5,200)
Net loss per share attributable to common stockholders:
Basic and diluted	$(0.50)	$(0.33)
Weighted average shares used in computing net loss per share:
Basic and diluted	20,545,080	15,556,231

CLEARPOINT NEURO, INC.

Consolidated Balance Sheets

(Dollars in thousands, except for per share data)

	September 30, 2021 (Unaudited)	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$57,651	$20,099
Accounts receivable, net	2,559	1,881
Inventory, net	3,943	3,238
Prepaid expenses and other current assets	842	244
Total current assets	64,995	25,462
Property and equipment, net	450	319
Operating lease rights of use	2,365	2,736
Software license inventory	519	589
Licensing rights	287	353
Other assets	86	59
Total assets	$68,702	$29,518

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$777	$300
Accrued compensation	1,804	1,595
Other accrued liabilities	1,081	349
Operating lease liabilities, current portion	486	394
Deferred product and service revenue	440	562
Total current liabilities	4,588	3,200
Operating lease liabilities, net of current portion	2,071	2,446
Deferred product and service revenue, net of current portion	310	215
2020 senior secured convertible notes payable, net	17,613	21,280
Total liabilities	24,582	27,141
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value; 25,000,000 shares authorized; none issued and outstanding at September 30, 2021 and December 31, 2020	—	—
Common stock, $0.01 par value; 200,000,000 shares authorized; 22,855,187 shares issued and outstanding at September 30, 2021; and 17,047,584 issued and outstanding at December 31, 2020	229	170
Additional paid-in capital	173,674	121,729
Accumulated deficit	(129,783)	(119,522)
Total stockholders’ equity	44,120	2,377
Total liabilities and stockholders’ equity	$68,702	$29,518

CLEARPOINT NEURO, INC.

Consolidated Statements of Cash Flows

(Dollars in thousands)

	For The Nine Months Ended September 30,
	2021	2020
Cash flows from operating activities:
Net loss	$(10,261)	$(5,200)
Adjustments to reconcile net loss to net cash flows from operating activities:
Allowance for doubtful accounts	170	13
Depreciation and amortization	113	170
Share-based compensation	1,153	762
Payment-in-kind interest	285	—
Amortization of debt issuance costs and original issue discounts	73	856
Amortization of lease rights of use, net of accretion in lease liabilities	400	75
Increase (decrease) in cash resulting from changes in:
Accounts receivable	(848)	(373)
Inventory, net	(682)	(323)
Prepaid expenses and other current assets	(599)	(136)
Other assets	(28)	59
Accounts payable and accrued expenses	1,418	60
Accrued interest	—	(960)
Lease liabilities	(312)	(71)
Deferred revenue	(27)	(338)
Net cash flows from operating activities	(9,145)	(5,406)
Cash flows from investing activities:
Purchases of property and equipment	(130)	—
Acquisition of licensing rights	—	(441)
Net cash flows from investing activities	(130)	(441)
Cash flows from financing activities:
Proceeds from issuance of 2020 senior secured convertible notes, net of financing costs and discount	—	16,758
Proceeds from issuance of Paycheck Protection Program loan	—	896
Proceeds from public offering of common stock, net of offering costs	46,785	—
Proceeds from stock option and warrant exercises	584	—
Payments for taxes related to net share settlement of equity awards	(542)	—
Repayment of notes payable	—	(2,838)
Net cash flows from financing activities	46,827	14,816
Net change in cash and cash equivalents	37,552	8,969
Cash and cash equivalents, beginning of period	20,099	5,696
Cash and cash equivalents, end of period	$57,651	$14,665

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for:
Income taxes	$—	$—
Interest	$495	$1,399